Exhibit 99.1

National Interstate Corporation Announces Record Earnings for the 2009 First Quarter

•	Record net income of $12.6 million ($.65 per share)

•	Combined ratio of 79.0%

•	ROE of 22.9%

•	Book value per share of $11.65; up 4.0%

•	Gross premiums written of $117.4 million; down 11.9%

Richfield, Ohio, May 4, 2009—National Interstate Corporation (Nasdaq: NATL) today reported net income of $12.6 million ($.65 per share diluted) for the 2009 first quarter comprised of net income from operations of $12.5 million ($.64 per share) and net realized gains from investments of $0.1 million ($.01 per share). The record earnings reflect solid underwriting profits primarily due to favorable claims results.

The table below shows the Company’s net income determined in accordance with U.S. generally accepted accounting principles (GAAP), reconciled between net income from operations and net realized gains (losses) from investments, both of which are non-GAAP financial measures:

	Three Months Ended March 31,
	2009	2008
	(In thousands, except per share data)
Operations
Pretax earnings from operations	$18,613	$14,849
Provision for federal income taxes	6,106	4,896

Net earnings from operations	12,507	9,953

Per share	$0.64	$0.51

Investments
Pretax net realized gain (loss) from investments	23	(587)
Benefit for federal income taxes	(116)	(205)

Net realized gain (loss) from investments	139	(382)

Per share	$0.01	$(0.02)

Total
Pretax income from operations	$18,613	$14,849
Pretax net realized gain (loss) from investments	23	(587)

Pretax income	18,636	14,262
Provision for income taxes	5,990	4,691

Net income	12,646	9,571

Per share	$0.65	$0.49

Operations

The Company’s net income from operations includes underwriting and recurring investment income. The 2009 first quarter operating results reflected a 79.0% combined ratio compared to 84.3% for the 2008 first quarter. The 2009 first quarter combined ratio consisted of a 56.6% loss and loss adjustment expense ratio and a 22.4% underwriting expense ratio which were 5.0 and 0.3 percentage points better than the 2008 first quarter, respectively.

Claims: The improved loss results were due in part to underwriting improvements that were made in the last half of 2008. In addition, for the second consecutive quarter the Company experienced favorable large claims activity. The loss and loss adjustment expense ratio reflects unfavorable development from prior year reserves of $0.8 million or 1.2 percentage points and $1.6 million or 2.4 percentage points for the 2009 first quarter and 2008 first quarter, respectively.

Expenses: The Company’s underwriting expenses continue to be within expected ranges, fluctuating primarily due to the mix of business written.

Investment Income: The 2009 first quarter net investment income was $5.0 million compared to $5.8 million for the 2008 first quarter reflecting lower yields primarily on cash and cash equivalents and short-term investments. At March 31, 2009, cash and cash equivalents and short-term investments of $72.2 million comprised 12.6% of total cash and invested assets.

Gross premiums written of $117.4 million for the 2009 first quarter were 11.9% below the $133.3 million reported for the 2008 first quarter. The table below summarizes gross premiums written by business component:

	Three Months Ended March 31,
	2009		2008
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$79,377	67.6%	$88,775	66.6%
Transportation	16,196	13.8%	22,701	17.0%
Specialty Personal Lines	16,117	13.7%	15,331	11.5%
Hawaii and Alaska	4,561	3.9%	5,622	4.2%
Other	1,167	1.0%	875	0.7%

Gross premiums written	$117,418	100.0%	$133,304	100.0%

The Company experienced declines in three of its business components, while the Specialty Personal Lines component improved for the 2009 first quarter compared to the same period last year. The Other component is comprised primarily of policies assigned from involuntary state plans, over which the Company has no control.

Alternative Risk Transfer: Renewal persistency in this component continues to be very strong. In the 2009 first quarter, approximately 97% of the customers in our group captive programs renewed their policies. However, the renewal premium on these policies was lower due to a combination of fewer insured vehicles reflecting the current economic conditions and rate decreases reflecting favorable claims for these customers. A portion of the decrease also relates to the residual impact from the non-renewal of several smaller programs in 2008 that offset the addition of one new program added during the quarter.

Transportation and Hawaii and Alaska: Several factors contributed to the decrease in gross premiums written in these components including, the current U.S. economic crisis affecting the Company’s commercial customers, primarily through lack of growth relative to vehicle counts and the effects of pricing and risk selection initiatives specific to a few of the products, including smaller charter operations that were put in place in the third quarter of 2008. The Company also experienced low single digit rate decreases for renewed policies reflecting continued competition in commercial insurance markets.

Specialty Personal Lines: Gross premiums written in the specialty personal lines component increased 5.1% in the 2009 first quarter compared to the same period in 2008. This increase is primarily related to continued growth in the commercial vehicle product from expanded marketing initiatives and product enhancements. The growth in the commercial vehicle product was partially offset by increased competition associated with price sensitivity and a decline in new quotes as there is less consumer demand for recreational vehicles.

“We are extremely pleased with the 2009 first quarter operating profits. Our underwriting approach is to price our products to achieve an underwriting profit even if we forgo volume in the short run as a result. The marketplace remains competitive but we continue to identify potential new products which we are evaluating throughout the year,” commented Dave Michelson, President and Chief Executive Officer.

Investments

The Company experienced a pre-tax net realized gain from investments of $23 thousand for the 2009 first quarter compared to a pre-tax net realized loss from investments of $0.6 million for the 2008 first quarter as follows:

	Three Months Ended March 31,
	2009	2008
	(In thousands)
Other-than-temporary impairments	$(607)	$(928)
Net gain on sales and equity partnership	630	341

Realized gains (losses) from investments	$23	$(587)

Pre-tax unrealized investment losses at March 31, 2009 were as follows:

	March 31, 2009
	Fair Value	Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$183,587	$2,605
State and local government	157,696	854
Agency backed MBS/CMO	91,246	2,113
Corporate debt	34,067	(5,440)
Preferred redeemable securities	9,418	(4,015)

Total fixed maturities	$476,014	$(3,883)

Perpetual preferred stock	3,685	(4,450)
Common stock	20,381	(1,486)

Total equity securities	$24,066	$(5,936)

Cash and short-term investments	$72,189	$—

Securities lending	$68,052	$(9,949)

Total	$640,321	$(19,768)

The Company has historically maintained a conservative, diversified, and high quality investment portfolio. The impairments recognized in the 2009 first quarter related to further write-down of holdings that were determined to be impaired in prior quarters. Cash equivalents, short-term, investment grade fixed income, and investment grade preferred stock investments comprised approximately 95% of the investment and securities lending portfolios at March 31, 2009.

Summary Comments

Mr. Michelson said, “We continue to be well positioned in terms of our underwriting discipline and balance sheet. While dealing with the challenges of a competitive insurance market and an unsettled investment environment, we have not lost sight of our primary focus which is to increase shareholder value. Achieving an ROE of 22.9% and increasing the book value 4% during the quarter meets that objective.”

The Company also announced that its Board of Directors approved a $0.07 per share dividend at its April 29, 2009 meeting. The cash dividend will be payable on June 12, 2009 to shareholders of record of the Company’s common stock as of the close of business on May 29, 2009.

Conference Call

The Company will hold a conference call to discuss the 2009 first quarter results at 10:00 a.m. Eastern Daylight Saving Time tomorrow, May 5, 2009. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (888) 713-4217 and providing the confirmation code 63721184. Please dial in 5 to 10 minutes prior to the scheduled starting time. To pre-register for the conference call, go to https://www.theconferencingservice.com/prereg/key.process?key=PQ8MTGBWH and follow the instructions provided. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves by offering insurance products and services designed to meet the unique needs of targeted insurance buyers. Our products include insurance for transportation companies, alternative risk transfer, or captive insurance programs for commercial risks, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, weakness of the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Operating Data:
Gross premiums written	$117,418	$133,304

Net premiums written	$88,473	$99,068

Premiums earned	$69,439	$67,650
Net investment income	5,010	5,844
Net realized gains (losses) on investments	23	(587)
Other	788	837

Total revenues	75,260	73,744
Losses and loss adjustment expenses	39,326	41,685
Commissions and other underwriting expenses	13,019	12,961
Other operating and general expenses	3,292	3,232
Expense on amounts withheld	867	1,258
Interest expense	120	346

Total expenses	56,624	59,482

Income before income taxes	18,636	14,262
Provision for income taxes	5,990	4,691

Net income	$12,646	$9,571

Per Share Data:
Net income per common share, basic	$0.66	$0.50
Net income per common share, assuming dilution	$0.65	$0.49

Weighted average number of common shares outstanding, basic	19,300	19,262
Weighted average number of common shares outstanding, diluted	19,353	19,422

Cash dividend per common share	$0.07	$0.06

GAAP Ratios:
Losses and loss adjustment expense ratio	56.6%	61.6%
Underwriting expense ratio	22.4%	22.7%

Combined ratio	79.0%	84.3%

Return on equity (a)	22.9%	17.8%
Average shareholders’ equity	$220,491	$215,444

	At March 31, 2009	At December 31, 2008
Balance Sheet Data (GAAP):
Cash and investments	$572,269	$563,714
Securities lending collateral	$68,052	$84,670
Reinsurance recoverable	148,418	150,791
Total assets	1,025,934	990,812
Unpaid losses and loss adjustment expenses	399,168	400,001
Long-term debt	15,000	15,000
Total shareholders’ equity	$224,907	$216,074
Book value per common share, basic (at year end)	$11.65	$11.20
Common shares outstanding at period end (b)	19,300	19,295

(a)	The ratio of annualized net income to the average of shareholders’ equity at the beginning and end of the year
(b)	Common shares outstanding at year end include all vested common shares. At March 31, 2009 and December 31, 2008 there were 91,500 and 99,000, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in the calculation upon vesting.